Exhibit 99.1

EXECUTION COPY

AMENDMENT
TO
AMENDED AND RESTATED SUPPORT AND LOCK-UP AGREEMENT

This AMENDMENT, dated as of December 30, 2005 (this “Amendment”), to the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005 (the “Lock-Up Agreement”), is by and between GSP, LLC (the “Stockholder”), in its capacity as a stockholder of Archipelago Holdings, Inc., a Delaware corporation (including any successor thereto, the “Archipelago”), and New York Stock Exchange, Inc., a New York Type-A not-for-profit corporation (the “NYSE”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Lock-Up Agreement.

WHEREAS, Mr. Gerald D. Putnam and his spouse have established a charitable foundation (the “Putnam Foundation”) to which the Stockholder and Mr. Gerald D. Putnam desires to donate a certain number of his shares of common stock, par value $0.01 per share, of Archipelago (“Common Stock”);

WHEREAS, NYSE desires to permit the Stockholder and Mr. Gerald D. Putnam to donate a certain number of shares of Common Stock on the terms and conditions set forth herein; and

WHEREAS, the parties to the Lock-Up Agreement desire to amend and supplement certain terms of the Lock-Up Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Definition of “Additional Shares”.  Section 5 of the Lock-Up Agreement is amended and restated to read as follows:

“Section 5.  Additional Shares.  If, after April 20, 2005, the Stockholder or Mr. Gerald D. Putnam acquires beneficial or record ownership of any additional shares of capital stock of Archipelago (any such shares, “Additional Shares”), including upon exercise of any option, warrant or other right to acquire shares of capital stock of Archipelago or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of April 20, 2005.  In addition, the Stockholder agrees that any shares of capital stock of Archipelago acquired by the Stockholder or Mr. Gerald D. Putnam after the date of this Agreement pursuant to the exercise by either of them of any employee stock options or upon the vesting of a restricted stock unit shall be regarded as Additional Shares beneficially owned by the Stockholder for all purposes of this Agreement.  The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares, without action by any person or entity, immediately upon the acquisition by the Stockholder or Mr. Gerald D. Putnam of beneficial ownership of such Additional Shares.  For the avoidance of doubt, (a) any employee stock options acquired by Mr. Gerald D. Putnam after the April 20, 2005 shall only be counted among the Stockholder’s Additional Shares if and to the extent that such options are exercised by Mr. Gerald D. Putnam; and (b) the number of shares of Common Stock (net of applicable withholding) that will be issued to Mr. Gerald D. Putnam on December 30, 2005 upon the vesting of 135,893 restricted stock unit awards held by Putnam shall be counted among the Stockholder’s Additional Shares as of December 30, 2005.”

2.             Restrictions on Transfer.  (a) The second sentence of Section 2(a)(i) of the Lock-Up Agreement is amended and restated to read as follows:

“Notwithstanding the foregoing, the Stockholder and Mr. Gerald D. Putnam shall be permitted to pledge or hypothecate, or gift to a charity or Mr. Gerald D. Putnam’s family members, a portion of such Stockholder’s Shares; provided that (1) the aggregate number of Shares that the Stockholder may pledge, hypothecate or gift pursuant to this sentence shall not exceed 301,212 Shares, and (2) the aggregate value of all of the Shares that such Stockholder may gift pursuant to this sentence, whether on one or multiple occasions, shall not exceed $775,000, as calculated by multiplying the number of Shares gifted on any given date with the closing price per share of the Common Stock on the date on which such gift is made.  In addition to, and not in limitation of the prior sentence, the Stockholder and Mr. Gerald D. Putnam shall be permitted to gift to the Putnam Foundation up to 100,000 Shares.”

(b) The proviso at the end of the first sentence of Section 2(a)(ii) is amended and restated to read as follows:

“; provided, however, that notwithstanding the foregoing, the Stockholder shall be permitted to pledge, hypothecate or gift to the Putnam Foundation or the Stockholder’s family members all or a portion of its NYSE Group Shares prior to the applicable Lock-Up Expiration Date; provided, further, however, that in each case after such pledge, hypothecation or gift, such NYSE Group Shares shall continue to be bound by the restriction on Transfer set forth in this Agreement until the Lock-Up Expiration Date.”

3.             Miscellaneous.  Sections 6, 7, 8, 9, 10, 11, 12, 14, 15, 16 of the Lock-Up Agreement are restated herein in full, with the exception that references to “this Agreement” shall be references to “this Amendment.”

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IN WITNESS WHEREOF, this parties hereto have executed this Amendment as of the first date written above.

NEW YORK STOCK EXCHANGE, INC.

By:	/s/ Richard P. Bernard
Name:	Richard P. Bernard
Title:	Executive Vice President and
General Counsel

GSP, LLC

By: GDP, INC.

By:	/s/ Gerald D. Putnam
Name:	Gerald D. Putnam
Title:	President

[Signature Page to Amendment to Support and Lock-Up Agreement]